REJECT THE BARRICK OFFER



PLACER DOME

November 2005

Cautionary Statement

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation, including the discussion of the reasons for the recommendation of Placer Dome's Board of Directors, contains forward-looking statements that were based on expectations, estimates and projections as of the date of this presentation. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as "believe", "potential", "expect", "forecast", "estimate", "would", "could", "if" and "may". Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this presentation.

These forward-looking statements are based on a number of assumptions which may prove to be incorrect including, but not limited to: the fair value of the assets of Placer Dome; the existence of third parties interested in purchasing some or all of Placer Dome's assets; the accuracy of Placer Dome's mineral reserves and mineral resource estimates; whether mineral resources can be developed; and what the prices of gold, copper and platinum and the cost of production will be in the future. In addition to being subject to a number of assumptions, forward-looking statements in this presentation are subject to the risks identified on Schedule B, "Important Information Regarding Placer Dome's Mineral Reserves and Mineral Resources" to the Directors' Circular as well as the risks which are identified in the filings by Placer Dome with the U.S. Securities and Exchange Commission (SEC) and Canadian provincial securities regulatory authorities, including Placer Dome's Form 40-F/Annual Information Form.

This presentation also includes forward-looking statements relating to Barrick. These statements were derived from the Barrick Take-Over Bid Circular and other filings by Barrick with the SEC and Canadian provincial securities regulatory authorities, as well as from third party sources such as analyst reports. While Placer Dome has no reason to believe that such information is inaccurate or incomplete, Placer Dome does not assume any responsibility for the accuracy or completeness of such information. In addition, a number of factors which could cause Barrick's actual results to differ from the forward-looking statements is contained in the Barrick Take-Over Bid Circular under the heading "Statements Regarding Forward-Looking Information" and in Barrick's public filings with the SEC and Canadian provincial securities regulatory authorities.

This list of factors that may affect the forward-looking statements contained in this presentation is not exhaustive and there can be no assurance that any such forward-looking statements will be accurate. These and other factors should be considered carefully and undue reliance should not be placed on such forward-looking statements. Placer Dome does not undertake to update any forward-looking statements that are contained in this presentation, except in accordance with applicable securities laws.

ADDITIONAL DISCLOSURE

In response to the exchange offer by Barrick Gold Corporation, Placer Dome is filing in Canada and the U.S. and mailing to its shareholders a Directors' Circular dated November 23, 2005, and is filing with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which includes the Directors' Circular as an exhibit thereto. These documents set forth the full response of the Board of Directors of Placer Dome to the Barrick Offer. Securityholders are urged to read the Directors' Circular, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 and the other documents filed as exhibits thereto, because they contain important information. Security holders may obtain a copy of the Directors' Circular as well as any other documents filed by Placer Dome in connection with the exchange offer by Barrick, free of charge at the SEC's website at www.sec.gov, from Placer Dome at www.placerdome.com, or by contacting Georgeson Shareholder, the information agent retained by Placer Dome, at 1-866-245-2999.

Important information regarding Placer Dome's mineral reserves and mineral resources

CAUTIONARY NOTE TO U.S. AND OTHER INVESTORS CONCERNING PLACER DOME'S ESTIMATES OF MEASURED, INDICATED AND INFERRED MINERAL RESOURCES:

As required by National Instrument 43-101 of the Canadian Securities Administrators ("NI 43-101"), estimates of measured, indicated and inferred mineral resources conform to the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") definitions of those terms as at the date of estimation. U.S. investors are advised that the term "mineral resource" and its subcategories are not recognized by the U.S. Securities and Exchange Commission and are described as mineralized material in the U.S. reporting environment. Mineral resources that are not mineral reserves do not have demonstrated economic viability and investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be upgraded to a higher category or converted into mineral reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. Under NI 43-101, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in rare cases. Investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is economically or legally mineable.

1. Placer Dome's gold mineral reserves of 71 million ounces are comprised of proven mineral reserves of 28 million ounces, and probable mineral reserves of 43 million ounces. Placer Dome's gold mineral resources of 41 million ounces are comprised of measured mineral resources of 13 million ounces and indicated mineral resources of 28 million ounces, and do not include inferred mineral resources. The mineral resources are in addition to mineral reserves.

2. These estimates of mineral reserves and mineral resources are as previously reported by Placer Dome in (a) its 2004 Form 40-F/Annual Information Form at pages 15 to 22, inclusive, for all properties other than Cerro Casale, Cortez/Cortez Hills, and Pueblo Viejo, as at December 31, 2004, (b) its material change report dated September 15, 2005 for Cortez/Cortez Hills as at September 1, 2005, and (c) its material change report dated September 27, 2005 for Pueblo Viejo as at September 27, 2005. The estimates do not include Placer Dome's share of estimated mineral resources at Cerro Casale that were previously disclosed in the 2004 Form 40-F/Annual Information Form. Please refer to the notes associated with the estimates contained in the documents referred to in (a), (b) and (c) above for important related information. These documents may be found on Placer Dome's website at www.placerdome.com or on SEDAR at www.sedar.com.

3. The qualified person responsible for combining the estimates of Placer Dome's mineral reserves and mineral resources to cite total gold mineral reserves and gold mineral resources is Alfred L. Hills P. Eng, Vice-President Evaluations. Mr. Hills has supervised the compilation of the gold mineral reserve and gold mineral resource estimates disclosed in the documents referred to in paragraph 2 above that were prepared by or under the supervision of the qualified persons listed in such documents.

REJECT the Barrick Offer

- On October 31, 2005, Barrick Gold announced that it intended to make a hostile offer for Placer Dome
- Placer Dome appointed a Special Committee of Independent Directors
- Placer Dome retained CIBC World Markets, Goldman, Sachs & Co. and Morgan Stanley & Co.
- Barrick filed formal offer documents on November 10, 2005
- Having carefully reviewed Barrick's offer, the Board of Directors of Placer Dome ("The Board") unanimously recommends that Shareholders REJECT the Barrick Offer and NOT TENDER their shares
- The Board is working to identify and evaluate a range of strategic alternatives that may enhance shareholder value

Reasons for the Recommendation

1. The Board believes that the Barrick Offer fails to adequately compensate Placer Dome shareholders for the strategic value of Placer Dome's assets
2. Placer Dome's gold production is expected to increase while Barrick's is expected to decrease by 2010
3. The Board believes that the timing of the Barrick Offer is opportunistic and disadvantageous to Placer Dome's shareholders
4. The Board believes that the Barrick Offer does not reflect an adequate premium for control of Placer Dome
5. The consideration offered under the Barrick Offer represents a discount to the current trading price of the Common Shares
6. The value of the consideration being offered under the Barrick Offer is uncertain and highly dependent on the value of Barrick's common shares
7. The Board believes that Barrick's common shares are subject to risk and uncertainty due to Barrick's hedging practices and strategy
8. There is a risk that Pascua-Lama, Barrick's largest development project, may not be developed or may not be developed on an economically viable basis

Reasons for the Recommendation (Continued)

9. The Board believes that the sale by Barrick to Goldcorp of Placer Dome's Canadian assets fails to maximize the value of the assets being sold
10. Superior proposals or other alternatives may emerge
11. Placer Dome's financial advisors have each provided a written opinion that, as of the date of such opinions, the consideration offered under the Barrick Offer was inadequate, from a financial point of view, to Placer Dome shareholders
12. The Barrick Offer is highly conditional
13. The Barrick Offer is not a Permitted Bid under Placer Dome's Shareholder Rights Plan

Summary Of Hostile Offer

The Barrick Offer

- Placer Dome shareholders may elect either:
  - (a) US$20.50 in cash per Placer Dome share, or
  - (b) 0.7518 Barrick shares and US$0.05 in cash per Placer Dome share
- Assuming full pro ration, shareholders would receive consideration per Placer Dome share of 0.6562 Barrick shares and US$2.65 in cash

Offer Period

- Expires December 20, 2005 (8:00pm EST), unless extended or withdrawn

Consideration Mix[1]



100%
80%
60%
40%
20%
0%
13%
87%
Cash
Barrick shares

[1] Based on closing price of Barrick shares on the NYSE on October 28, 2005 and assuming full pro ration.

Placer Dome's Significant Strategic Value

- World class operating portfolio
  - Global footprint in the world's top gold belts in U.S., Canada, Australia and Africa
- High quality assets with significant strategic value
- Large and growing reserve and resource base[1]
  - 71 mm oz of gold mineral reserves; 41 mm oz of gold mineral resources
  - Gold mineral reserves have grown 60% from December 31, 2001 to September 30, 2005
- Attractive development project pipeline underpinning industry-leading growth profile
  - 16 mm oz of gold mineral reserves approved for development at Pueblo Viejo and Cortez Hills[1]
  - Significant project pipeline including Donlin Creek, Mount Milligan and Sedibelo
- Experienced management team with strong operational, project development and exploration track record
- Strong financial profile
  - ~$1 billion in cash for development

[1] See schedule B and footnote 1-3 in the Directors Circular

Global Footprint in the World's Top Gold Belts


Donlin Creek
Campbell
Musselwhite
Golden Sunlight
Porcupine
Turquoise Ridge
Cortez
Bald Mountain
North Mara
Pueblo Viejo Project
Osborne
Porgera
Granny Smith
Zaldivar
Kalgoorlie Operations
La Coipa
South Deep
Henty

Large and Growing Reserve and Resource Base

Reserve & Resources Base (mm oz)[1]



41.0
71.0
20.5
89.1
15.5
92.4
10.0
25.9
5.6
12.5
Placer Dome
Barrick
Newmont
Kinross
Goldcorp
Reserves
Resources

Placer Dome Gold Mineral Reserve Growth[2,3]



(mm oz)
+60%
2001
2002
2003
2004
Sep-2005

Barrick Gold Mineral Reserve Growth[2,4]



(mm oz)
+8%
2001
2002
2003
2004
Sep-2005

[1] See schedule B and footnotes 2 and 3 in the Directors Circular with respect to Placer Dome's information; other data from latest publicly available company filings

[2] Proven and probable gold mineral reserves as reported at December 31 of the relevant year, 2001-2004, or on September 30, 2005

[3] See note (a) on page 3 of the Directors Circular

[4] See note (b) on page 3 of the Directors Circular

REJECT the Barrick Offer

PLACER DOME

Placer Dome's Expected Production Growth

- Placer Dome expects its annual gold production to increase by 10% by 2010
- If Placer Dome's Donlin Creek project is developed within that time frame, Placer Dome expects its annual gold production to increase by up to 25% in the same period

- Based on published analyst estimates, Barrick's annual gold production, even assuming the successful development of Barrick's Pascua-Lama project, is expected to decline by approximately 9% by 2010
- In the event that Pascua-Lama is not developed within this timeframe, Barrick's annual gold production is expected to decline by approximately 21%

Gold Production Profile (mm oz)

Placer Dome


3.7
25%
4.7
10%
2006E
2010E
Placer Dome
Donlin Creek

Barrick


6.4
(9%)
5.8
(21%)
2006E
2010E
Barrick (excl. Pascua-Lama)
Pascua-Lama

Note: See footnotes 2-7 of the Directors Circular and notes to charts labeled "Placer Dome Production Profile" and "Barrick Production Profile" on page 4 of the Directors Circular

Placer Dome's Production Growth Profile

- Placer Dome has a number of development properties that are in early growth or development stages, such as Cortez Hills, North Mara, South Deep, Pueblo Viejo and Turquoise Ridge
  - Sizable portion of reserve base
- These properties, while having significant potential long-term value, are not reflected in the current earnings and cash flow of the Company
- The Board expects these properties to generate significant cash flow and create significant value in the medium to long term

Opportunistic Timing

- Barrick has taken advantage of a period where the share price of Placer Dome relative to the share price of Barrick was near a two-year low

Ratio of Placer Dome share price to Barrick share price[1]



Barrick announced offer during period of low relative valuation
1.1 x
1.0 x
0.9 x
0.8 x
0.7 x
0.6 x
0.5 x
Oct-03
Jan-04
Apr-04
Jul-04
Oct-04
Jan-05
Apr-05
Jul-05
Oct-05

[1] Placer Dome share price divided by Barrick share price. Based on closing prices on the NYSE. Source: Factset

Opportunistic Timing

- Placer Dome has traded near or above the Implied Offer Price, calculated on the basis of full pro ration, of the Barrick Offer for a majority of the last two years
- Barrick announced their offer when the "spread" between the Placer Dome share price and the Implied Offer Price of the Barrick Offer was near a 2-year high

Implied Offer Price of the Barrick Offer[1]



$25
$20
$15
$10
Oct-03
Jan-04
Apr-04
Jul-04
Oct-04
Jan-05
Apr-05
Jul-05
Oct-05
Implied Offer Price of the Barrick Offer
Placer Dome Common Share Price

[1] Based on closing prices on the NYSE and assuming fully pro rated consideration ($2.85 plus 0.8562 Barrick shares per Placer Dome share). Source: Bloomberg Financial Markets

Inadequate Premium

- Barrick's premium is at a significant discount to precedent transactions, particularly unsolicited transactions in the metals and mining industry
- Adjusting the pre-announcement Placer Dome share price of $16.51 for the increase in the S&P/TSX Gold Index since announcement of 12.5%, the implied offer price of the Barrick Offer as of November 22 represents a premium of only 13%[1]
- Placer Dome has consistently traded above the implied offer price since announcement



Precedent Take-over Premiums2
Global3
Canadian
48%
33%
56%
39%
43%
52%
61%
32%
Barrick's Offer5 20%
Metals and Mining
Unsolicited
Unsolicited Metals and Mining
Gold
Metals and Mining4
Unsolicited4
Unsolicited Metals and Mining4
Gold4

[1] Since October 25, 2005, a rising gold price environment has resulted in an increase in the S&P/TSX gold index of North American gold company stocks of approximately 12.5% as of November 22, 2005. Adjusting the pre-announcement price per Common Share of $16.51 (i.e. the closing price of the Common Shares on the NYSE on October 25, 2005, the last trading day prior to the announcement of the Barrick Offer) for this general increase in the S&P/TSX gold index, the implied Offer Price of the Barrick Offer as of November 22, 2005 represented a premium of only 13%.
[2] Precedent take-over premiums based on targets unaffected stock price, generally 20 trading days prior to announcement date. Source: Thomson Financial and other publicly available information.
[3] Source: Thomson Financial and other publicly available information for transactions greater than $1.0 billion from January 1, 2000 to November 18, 2005.
[4] Source: Thomson Financial and other publicly available information for transactions greater than $500 million from January 1, 2000 to November 18, 2005.
[5] Premium represented by the implied Offer Price of the Barrick Offer as at October 25, 2005 relative to the closing price of Placer Dome Common Shares as at September 30, 2005, the date that is 20 trading days prior to the announcement of the Barrick Offer.

Key Considerations

Placer Dome

- Significant strategic value
- Global footprint in the world's top gold belts
- Large and growing reserve base
- Strong organic growth profile
- Portion of assets are developing and are expected to produce strong cash flow in medium to long term
  - Current earnings and cash flow do not reflect potential value of these assets
- Being managed for long-term growth

Barrick

- Production is expected to decrease by 2010
- Hedging practices and strategy
  - Negative unrealized mark-to-market value of $2.4 billion as of September 30, 2005
- Risks relating to development of Pascua-Lama

The Board Believes Barrick's Shares are Subject to Risk and Uncertainty

- Barrick's Underwater Hedge Book Mortgages its Future
- Will Pascua-Lama be Developed?

Barrick's Underwater Hedge Book Mortgages its Future

- As of September 30, 2005, Barrick had pre-sold 13.6 million ounces of gold at prices well below the current price of gold
- Barrick's gold sales contracts are at an average price of approximately $300 per ounce, but gold is currently trading over $490 per ounce
- Hedge book obligation had negative unrealized mark-to-market value of $2.4 billion as at September 30, 2005
- Contracts must ultimately be settled, and may have a significant adverse impact on Barrick's financial performance
- Despite expressing a positive view on the future price of gold, Barrick has chosen to roll gold hedge position and burden future years' production

Evolution of Barrick Hedge Book Over Time



Gold price (left axis)
Barrick hedge mark-to-market (right axis)
$500 oz
$400 oz
$300 oz
$200 oz
$1 bn
$0 bn
$(1) bn
$(2) bn
$(3) bn
2001
2002
2003
2004
Sep 05

Note: See note (a) on pages 8 and 9 and footnotes 8 – 20 in the Directors Circular

Barrick Gold Sales and Hedge Contracts



Ounces (millions)
20
16
12
8
4
0
Dec-2002
2003
Dec-2003
2004
Dec-2004
Nine Months 2005
Sep-2005
Total Gold Sales Contracts
Reduction of Gold Sales Contracts

Will Pascua-Lama be Developed?

- Pascua-Lama is Barrick's single largest development project, representing approximately 20% of its reserve base
- If Pascua-Lama is not successfully developed, or if it is not developed on an economically viable basis, there could be a significant adverse impact on Barrick
- Barrick has faced considerable challenges in developing this project:
  - Development Delays:
    - In 1999, Barrick announced production would start in 2003
    - Since that date, there have been repeated delays in developing this project, including continued permitting issues and environmental concerns such as the proposed movement of parts of a glacier
  - Cost Increases:
    - On March 30, 2005, Barrick indicated that the capital costs relating to Pascua-Lama were estimated to be approximately $1.75 billion, an increase of approximately 84% from 1999 estimates of $950 million
- Furthermore, Barrick has also allocated 6.5 million ounces of existing fixed-price gold sales contracts to Pascua-Lama (with an average implied price of $290 per ounce), thereby burdening the potential economics of developing the project

Note: See footnotes 21 – 27 in the Directors Circular

Goldcorp Transaction: Asset Value Not Maximized

- Goldcorp has entered into an agreement with Barrick to acquire certain mining assets and interests of Placer Dome should Barrick successfully acquire Placer Dome
- The Board believes that the sale of these assets by Barrick fails to maximize the value of the assets and would deprive Placer Dome's shareholders of the potential upside associated with these properties
  - These assets represent approximately 18% of 2004 gold production and approximately 25% of Placer Dome's 2010 total estimated gold production[1]
  - If Placer Dome decided to sell these assets, management believes that it could realize greater value for its shareholders than the value implied by the current bid due to the potential tensions created through a competitive bid process and the potential synergies available to other buyers
- The Board also believes that by divesting Placer Dome's Canadian assets, Barrick would increase the relative political risk profile of the remaining combined assets

[1] See footnotes 28 and 29 in Directors Circular

Reject the Barrick Offer

The Board of Directors believes that:

- The Barrick offer fails to adequately compensate shareholders for the strategic value of Placer Dome's assets
- The timing of Barrick's offer is opportunistic and disadvantageous to Placer Dome's shareholders
- Barrick's shares are subject to risk and uncertainty

It is easy to see why Barrick needs Placer Dome

It is difficult to understand why Placer Dome should want Barrick

Placer Dome's Management and Board are Fully Committed to Enhancing Shareholder Value

You Should REJECT The Barrick Offer

PLACER DOME